Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports First Quarter 2023 Results

MIDDLETOWN, RI, May 4, 2023 — KVH Industries, Inc., (Nasdaq: KVHI), reported financial results for the quarter ended March 31, 2023 today. The company will hold a conference call to discuss these results at 5:30 p.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
First Quarter 2023 Highlights

•Total revenues from continuing operations in the first quarter of 2023 were $33.7 million, up 2% from $33.2 million in the first quarter of 2022.

•Our VSAT airtime revenue increased $3.0 million, to $27.0 million, or 13%, in the first quarter of 2023 compared to the first quarter of 2022, partially due to a 13% increase in total subscribers.

•Net loss from continuing operations in the first quarter of 2023 was $12 thousand, or less than one cent per share, compared to net loss from continuing operations of $4.3 million, or $0.23 per share, in the first quarter of 2022.

•Non-GAAP adjusted EBITDA from continuing operations was $3.3 million in the first quarter of 2023, compared to $1.8 million in the first quarter of 2022.

Commenting on the quarter, Brent C. Bruun, President and Chief Executive Officer, stated, “We built upon our recent financial and operational improvements to record a very solid first quarter. We sustained our strong growth in airtime revenue, which grew over 12% for the second consecutive quarter. We also maintained our excellent airtime gross margin and reached 7,000 airtime subscribers. We remain focused on opportunities to expand our subscriber base and airtime revenue substantially, through both our hybrid H-series antennas, as well as a new initiative to open our global HTS network and value-added services to non-KVH antennas for the first time. With our strong balance sheet, no debt, and growing airtime, I believe we are well-positioned to attain sustained revenue growth and profitability through innovation, a commitment to superior service, and a focus on strategic and wise investment.”

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Three Months Ended
	March 31,
	2023	2022
GAAP Results
Revenue	$33.7	$33.2
Loss from operations	$(0.5)	$(4.2)
Net loss income	$—	$(4.3)
Net loss income per share	$—	$(0.23)

Non-GAAP Adjusted EBITDA	$3.3	$1.8
For more information regarding our non-GAAP adjusted EBITDA, see the tables at the end of this release.
First Quarter Financial Summary
Revenue was $33.7 million for the first quarter of 2023, an increase of 2% compared to $33.2 million in the first quarter of 2022.

Product revenues for the first quarter of 2023 were $4.9 million, a decrease of 25%. The decrease in product sales was primarily due to a $1.5 million decrease in VSAT product sales.

Service revenues for the first quarter of 2023 were $28.7 million, an increase of $2.2 million. The increase in service sales was primarily due to a $3.0 million increase in our VSAT service sales, partially offset by a $0.8 million decrease in our content service sales, primarily driven by the sale of a subsidiary in April 2022.

Our operating expenses decreased $4.1 million to $12.9 million for the first quarter of 2023 compared to $17.1 million for the first quarter of 2022. This decrease was due to a $2.4 million decrease in general and administrative costs, a $1.3 million reduction in sales, marketing and support costs, and a $0.4 million decrease in research and development costs. These reductions were primarily due to the restructuring actions taken in March 2022.

Other Recent Announcements

•March 8, 2023 – KVH TracNet wins Editors’ Choice in Third-annual Best Elex Awards
•February 23, 2023 – KVH TracNet recognized with the 2023 SMART4SEA Connectivity Award
•February 13, 2023 – KVH’s New Crew Internet Service Offers Vital Connectivity to Mariners and Enables Vessel Traffic Allocation
•February 10, 2023 – KVH Supports Seafarers with Free VoIP Calls to Turkey and Syria
•February 3, 2023 – KVH Industries Announces Support Agreement with Black Diamond Capital Management
•January 19, 2023 – KVH Introduces New Enterprise-grade Cybersecurity and Email Services for Mariners

Conference Call Details
KVH Industries will host a conference call today at 5:30 p.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results and comparison to competitors’ operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP adjusted EBITDA, include the following: non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, interest income, net, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, goodwill impairment charges, intangible asset impairment charge, CEO separation costs, transaction-related and other variable legal and advisory fees, obsolete inventory recovery, gains and losses on sale of subsidiaries, foreign exchange transaction gains and losses, and income from loan forgiveness.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. Founded in 1982, the company has more than a dozen offices around the globe with research, development, and manufacturing operations based in Middletown, RI.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: uncertainty regarding customer responses to new product and service introductions; challenges and potential additional expenses in retaining our employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the uncertain impact of rising inflation, particularly with respect to fuel costs, and fears of recession; the uncertain impact of the war in Ukraine; unanticipated changes or disruptions in our markets; increased competition, including as a result of industry consolidation and from companies offering networks with greater communication security options or other advantages; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history of losses; continued fluctuations in quarterly results; the uncertain impact of federal budget deficits, Congressional deadlock and the federal debt ceiling; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our product and service development, cost engineering and manufacturing efforts; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracNet H-series and TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracNet H-series and TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2023. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracPhone and TracNet. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended March 31,
	2023	2022
Sales:
Product	$4,949	$6,563
Service	28,740	26,588
Net sales	33,689	33,151
Costs and expenses:
Costs of product sales	5,234	5,418
Costs of service sales	16,076	14,926
Research and development	2,565	3,011
Sales, marketing and support	5,712	6,969
General and administrative	4,650	7,075
Total costs and expenses	34,237	37,399
Loss from operations	(548)	(4,248)
Interest income	778	208
Interest expense	—	1
Other (expense) income, net	(224)	103
Income (loss) from continuing operations before income tax expense	6	(3,938)
Income tax expense from continuing operations	18	329
Net loss from continuing operations	$(12)	$(4,267)
Net loss from discontinued operations, net of tax	—	(425)
Net loss	$(12)	$(4,692)

Net loss from continuing operations per common share
Basic	$0.00	$(0.23)
Diluted	$0.00	$(0.23)

Net loss from discontinued operations per common share
Basic	$0.00	$(0.02)
Diluted	$0.00	$(0.02)

Net loss per common share
Basic	$0.00	$(0.25)
Diluted	$0.00	$(0.25)

Weighted average number of common shares outstanding:
Basic	18,882	18,449
Diluted	18,882	18,449

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Cash, cash equivalents and marketable securities	$68,655	$76,736
Accounts receivable, net	26,383	27,427
Inventories, net	23,886	22,730
Other current assets and contract assets	4,465	4,310
Total current assets	123,389	131,203
Property and equipment, net	51,792	53,118
Goodwill	5,329	5,308
Intangible assets, net	325	404
Right of use assets	1,780	2,168
Other non-current assets and contract assets	7,792	8,070
Non-current deferred income taxes	259	259
Total assets	190,666	200,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,698	34,228
Contract liabilities	3,684	3,108
Current operating lease liability	1,393	1,532
Total current liabilities	27,775	38,868
Other long-term liabilities	—	—
Long-term operating lease liability	376	636
Long-term contract liabilities	4,667	4,315
Non-current deferred tax liability	56	55
Stockholders’ equity	157,792	156,656
Total liabilities and stockholders’ equity	$190,666	$200,530

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three months ended March 31,
	2023	2022
Net loss from continuing operations - GAAP	$(12)	$(4,267)
Income tax expense	18	329
Interest income, net	(778)	(207)
Depreciation and amortization	3,461	3,259
Non-GAAP EBITDA from continuing operations	2,689	(886)
Stock-based compensation expense	296	734
Employee termination and other non-recurring costs	—	1,356
CEO separation costs	—	539
Transaction-related and other variable legal and advisory fees	234	327
Foreign exchange transaction (gain) loss	54	(275)
Non-GAAP adjusted EBITDA from continuing operations	$3,273	$1,795